Piercing Pagoda, Inc.
                          P.O. Box 25007
                   Lehigh Valley, PA 18002-5007




                          PROXY STATEMENT
                                for
                  Annual Meeting of Stockholders
                        September 15, 1999





      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Piercing Pagoda, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Meeting"), which will be held on Wednesday, September 15, 1999, at 10:00 a.m. at The Holiday Inn, Gateway Conference Center, Routes 512 & 22 in Bethlehem, Pennsylvania and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to stockholders of the Company on or about August 2, 1999.

      The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominee of the Board of Directors in the election of one director whose term of office will extend until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified, "FOR" amendment of the Company's 1994 Stock Option Plan to increase the number of shares available thereunder, and "FOR" the approval of KPMG LLP as the Company's independent auditors for the current fiscal year ending March 31, 2000.

      Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

             VOTING SECURITIES AND SECURITY OWNERSHIP


Quorum and Voting Requirements


      At the close of business on July 19, 1999, the record date for the Meeting, there were 9,147,825 shares of the Company's Common Stock ("Common Stock") outstanding. There is no other class of voting securities outstanding. Only stockholders of record at the close of business on that date are entitled to vote at the Meeting. The presence at the Meeting, in person or by a proxy relating to any matter to be acted upon at the Meeting, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the election of the director, stockholders will not have cumulative voting rights.

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

      Election of Directors: Directors are elected by a plurality and the nominee who receives the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

      Approval of Amendments to the Company's 1994 Stock Option Plan: To be approved, the amendments to the Company's 1994 Stock Option Plan to increase the number of shares available thereunder must receive the affirmative vote of the majority of the shares present in person or by proxy at the Meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

      Approval of Auditors: To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the Meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

Securities Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of July 19, 1999 (except as otherwise noted in footnotes (3), (4), and (5)) by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) each Named Officer (as hereinafter defined) and (iv) all directors and Named Officers of the Company as a group. Information with respect to 5% owners is based solely on public filings.


                                Amount and Nature  Percent
          Beneficial Owner        of Beneficial      of
                                   Ownership(1)    Common
                                                   Stock(1)

                                                     37.9
      Richard H. Penske(2)....     3,474,306

        Piercing Pagoda, Inc.
        P.O. Box 25007
        Lehigh Valley,PA 18002-5007

      FMR Corp. (3)...........       911,300         10.0
      Capital Research and
        Management Company
        SMALLCAP World Fund,
           Inc.(4)............       502,500          5.5
      Emerald Asset
      Management(5)...........       483,783          5.3
      John F. Eureyecko.......       152,755          1.7
      Barry R. Clauser(6).....       117,345          1.3
      Sharon J. Zondag........        90,402          1.0
      Brandon R. Lehman.......        33,466            *
      Alan R. Hoefer(7).......        96,834          1.1
      Mark A. Randol..........        40,236            *

      All directors and Named      4,005,344         42.5
      Officers as a
        group (7
      persons)(2)(6)(7).......
----------
 *  Less than 1%.

(1)Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Shares of Common Stock subject to options that are exercisable within 60 days of this proxy statement are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. Accordingly, the information in the above table includes the following number of shares of Common Stock underlying options held by the following individuals, and all directors and Named Officers as a group, when computing the percentage ownership of such individual or group: Mr. Richard
   H. Penske, 15,000 shares; Mr. John F. Eureyecko, 105,000 shares; Mr. Barry R. Clauser and Ms. Sharon J. Zondag, 55,498 shares each; Mr. Brandon R. Lehman, 15,600 shares; Mr. Alan R. Hoefer, 15,000 shares; Mr. Mark A. Randol, 12,000 shares; and all directors and Named Officers as a group, 273,596 shares.

(2)Includes 600,000 shares of Common Stock held in two annuity trusts of which Mr. Penske's wife is a beneficiary and an aggregate of 702,798 shares of Common Stock held in two annuity trusts of which Mr. Penske is a beneficiary (collectively, the "Annuity Trusts"). Victoria L. Penske and Crislyn A. Penske, Mr. Penske's two oldest children, are the trustees of the Annuity Trusts. Also includes 113,706 shares of Common Stock held by Mr. Penske's wife and an aggregate of 188,800 shares of Common Stock divided equally among four trusts, one for the benefit of each of Mr. Penske's four children, of which Victoria L. Penske and Crislyn A. Penske are the trustees. Mr. Penske disclaims beneficial ownership as to all of such shares.

(3)Based solely on the Schedule 13G, dated February 12, 1999, filed with the Securities and Exchange Commission (the "Commission") by FMR Corp. ("FMR"). The Schedule 13G reports that each of Edward C. Johnson 3d (Chairman and 12.0% shareholder of FMR) and FMR (through its wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity"), investment adviser to various investment companies (the "Funds") (including Fidelity Low Priced Stock Fund, which directly holds 910,000 of the shares of Common Stock listed in the table above (the "FMR Shares")) has sole power to dispose of the FMR Shares. The Schedule 13G also reports that neither Mr. Johnson nor FMR has sole power to vote the FMR Shares, which power resides with the Funds' Boards of Trustees. Fidelity votes the FMR Shares under written guidelines established by such Boards. The Schedule 13G reports the addresses of FMR, Fidelity and the Funds as 82 Devonshire Street, Boston, Massachusetts 02109.

(4)Based solely on the Schedule 13G, dated February 11, 1999, filed with the Commission by Capital Research and Management Company ("Capital") and SMALLCAP World Fund, Inc. ("SMALLCAP"). The Schedule 13G reports that Capital has sole power to dispose of the shares of Common Stock listed in the table above (the "Capital Shares") and that SMALLCAP has sole power to vote the Capital Shares. The Schedule 13G reports the addresses of Capital and SMALLCAP as 333 South Hope Street, Los Angeles, CA 90071.

(5)Based solely on information provided by Emerald Advisers, Inc. ("Emerald). As of June 30, 1999, Emerald held the number of shares of Common Stock listed in the table above. Emerald has sole power to dispose of all of such shares, and has sole power to vote 315, 816 of such shares. Emerald does not share voting power with respect to any of such shares. The address of Emerald is 1857 William Penn Way, P.O. Box 10666, Lancaster, PA 17065.

(6)Includes 300 shares of Common Stock held by Mr. Clauser as custodian for his children and seven shares of Common Stock held by his wife, as to all of which shares he disclaims beneficial ownership.

(7)Includes 10,000 shares of Common Stock held by a trust for the benefit of one of Mr. Hoefer's children of which he is the trustee, and 450 shares of Common Stock held by his wife, as to all of which shares he disclaims beneficial ownership.



Compliance with Section 16(a) of the Securities Exchange Act of
1934

           Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereunder, require the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons during the 1999 fiscal year and prior fiscal years were made on a timely basis, except that: Sharon J. Zondag did not file on a timely basis a report on Form 4 with respect the purchase of 5,000 shares in September of 1998; and each of Alan R. Hoefer and Mark A. Randol did not file on a timely basis a report on Form 5 with respect to the acquisition of options to purchase 3,000 shares of Common Stock in June of 1998.

                          PROPOSAL ONE


                       ELECTION OF DIRECTOR

      At the Meeting, the stockholders will elect one director to hold office until the 2002 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The director whose term of office expires at the Meeting is John F. Eureyecko

      The Board of Directors has nominated Mr. Eureyecko to serve as director until the 2002 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. Mr. Eureyecko has indicated a willingness to continue to serve as director. Should he become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted "FOR" the election of Mr. Eureyecko. A plurality of the votes cast is required for the election of the director.

      The nominee for election as the director to be elected at the Meeting and the directors whose terms of office continue after the Meeting, together with certain information about them, are set forth below:


                            Term     Positions
            Name       Age  Expires with Company

      John F.
      Eureyecko.......  50  1999  President, Chief
                                  Operating Officer,
                                  Secretary and Director

      Richard H.
      Penske..........  56  2000  Chairman of the Board
                                  and Chief Executive
                                  Officer

      Alan R. Hoefer..  65  2000  Director +


      Mark A. Randol..  64  2001  Director +

      + Member of the Audit and Compensation Committees.


   John F. Eureyecko joined the Company in October 1991 and has served as President and Chief Operating Officer since June 1996. Mr. Eureyecko had previously served as Executive Vice President from January 1992 to June 1996 and as Chief Financial Officer from February 1994 to June 1996. Mr. Eureyecko was elected as Secretary in January 1992 and as a director in March 1994. Mr. Eureyecko joined the Company with 18 years experience at Triangle Building Supplies and Lumber Co., a building materials retailer, where he last served as Senior Vice President and General Manager.

   Richard H. Penske has served the Company and its predecessor in various capacities for more than 25 years. Mr. Penske served as President of the Company from 1980 to June 1996, and has served as the Chief Executive Officer since 1986. Mr. Penske has served as a director of the Company since 1978.

   Alan R. Hoefer has served as a director of the Company since March 1994. Since August 1988, Mr. Hoefer has been the Managing General Partner of Alan Hoefer & Co., a private investment banking firm.

   Mark A. Randol has served as a director of the Company since March 1994. Mr. Randol is currently self-employed as a commercial real estate consultant. From 1979 to March 1998, Mr. Randol served as the President of Forest City Management, Inc., a real estate development company.

   Meetings and Committees of the Board of Directors

      The Board of Directors has an Audit Committee and a Compensation Committee. Messrs. Hoefer and Randol serve as members of both the Audit Committee and the Compensation Committee. The functions of the Audit Committee, which held two meetings during fiscal 1999, include reviewing the scope and results of the annual audit, internal accounting procedures and certain other questions of accounting policy. The functions of the Compensation Committee, which acted by unanimous consent in writing on eight occasions during fiscal 1999, include considering and determining all compensation matters relating to the Company's executive officers.

     The Board of Directors held two meetings, and acted by unanimous consent in writing on eight occasions, during fiscal 1999. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which the director served.



Compensation of Directors

      Members of the Board of Directors who are not employees of the Company are compensated at the annual rate of $8,000. Non-employee directors will also receive $1,000 for each meeting of the Board of Directors which they attend and, if not held in conjunction with a Board meeting, a fee of $1,000 for each meeting of a committee of the Board of Directors which they attend. The Company also reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors who are also employees of the Company do not receive any compensation for serving on the Board of Directors. Pursuant to the Company's 1994 Stock Option Plan, each director who is a member of the Compensation Committee also receives an annual grant of ten year options to purchase 3,000 shares of Common Stock at the fair market value on the date of grant, becoming exercisable on the first anniversary of the date of grant.

                 THE BOARD OF DIRECTORS RECOMMENDS
               VOTING "FOR" THE NOMINEE FOR DIRECTOR



                           PROPOSAL TWO

amendment of the company's 1994 STOCK OPTION PLAN IN ORDER TO INCREASE THE NUMBER OF SHARES AVAILABLE THEREUNDER

      On May 18, 1994, the Board of Directors of the Company adopted, and the stockholders of the Company approved, the Piercing Pagoda, Inc. 1994 Stock
Option Plan (the "Plan"), making 450,000 shares of stock in the Company available for grants of options, subject to the terms and conditions set forth in the Plan. Amendments to the Plan were adopted by the Board of Directors of the Company in May 1997, and were approved by the Company's stockholders in July 1997. These amendments, among other things, increased the aggregate number of shares available under the Plan to 600,000. In August 1998, the Company effected a 3-for-2 stock split by means of a stock dividend. The stock split resulted in the aggregate number of shares subject to the Plan being increased to 900,000.

      Amendments to the Plan were adopted by the Board of Directors in May and July 1999, subject to approval by the Company's stockholders, increasing the aggregate number of shares available under the Company's 1994 Stock Option Plan to 1,100,000. The affirmative vote of the majority of the shares present in person or by proxy at the Meeting and entitled to vote is required to approve the amendments to the Plan. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted "FOR" the proposal to amend the Company's 1994 Stock Option Plan in order to increase the number of shares available thereunder. If not so approved, the Plan shall continue in effect as though no amendment had been adopted, and any actions taken dependent on the adoption of any such amendment will be null and void.

      The Plan, as amended, is intended to recognize the contributions made to the Company by employees, members of the Board of Directors and consultants and advisors, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of options to acquire the Company's Common Stock ("Options"). Options granted under the Plan to employees may be "incentive stock options" ("ISOs") within the meaning of Code Section 422(b), or may be Options not intended to be ISOs ("non-qualified stock options"). Options granted to individuals who are not employees of the Company will be non-qualified stock options.

      When used in this description of the Plan, the term "Company" also includes any affiliated corporation (an "Affiliate") whose employees are permitted, under the applicable provisions of the Code, to participate in the Plan on the same basis as employees of Piercing Pagoda, Inc.

      The key provisions of the Plan, as amended, are as follows:

1. Number of Shares. The aggregate maximum number of shares of Common Stock for which Options may be granted under the Plan is 1,100,000 (taking into account all Options previously granted that have not terminated or expired without having been exercised), subject to adjustment in the event there is a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares or dividends payable in Common Stock effected without receipt of consideration by the Company.

2. Administration. The Plan will be administered by the Board of Directors of the Company, unless the Board of Directors designates a committee or committees composed of two or more of its members to operate and administer the Plan in its stead. If that is done, the Board of Directors may designate a committee which consists exclusively of two or more of its members who are, or are expected to be, qualified as both "outside directors" (i.e., directors who qualify as "outside directors" under the rules applicable to the "performance-based" compensation exception to the limitations on deduction of certain compensation in excess of $1 million imposed by Section 162(m) of the
   Code), and as "non-employee directors" (i.e., directors who qualify as "non-employee directors" under Rule 16b-3 as promulgated by the Securities Exchange Commission in connection with the conditions under which certain transactions may be exempt from Section 16 of the Securities Exchange Act of
   1934). Any committee designated by the Board of Directors for this purpose, and the Board of Directors itself in its administrative capacity with respect to the Plan, is referred to as the "Committee." If a separate committee of "outside directors" or of directors who are expected to be "outside directors" is established, that committee will be referred to as the "Outside Director Committee." The members of the Outside Director Committee will receive Options under the Plan on the basis of a set formula. These Options will be administered by the Board of Directors other than the members of the Outside Director Committee. Currently, the Plan's administrative committee, previously known as the Disinterested Director Committee, is designated as the Outside Director Committee, the members of which are currently the members of the Compensation Committee.

3. Eligibility. All employees, members of the Board of Directors and consultants and advisors to the Company are eligible to receive Options under the Plan. Members of the Outside Director Committee, however, are only eligible to receive Options granted under the formula provisions of the Plan, as explained below. With respect to all other eligible individuals, the Committee determines whether an individual is to receive an Option or Options. On July 19, 1999, approximately 2,282 employees and two non-employee members of the Board of Directors of the Company were eligible to receive Options under the Plan.

4. Term of the Plan. No Option may be granted under the Plan after May 17, 2004.

5. Number of Option Grants. Each grant of an Option under the Plan will be set forth in an Option document that will specify the number of shares subject to the Option. An optionee may receive more than one Option and may be granted Options which are ISOs, non-qualified stock options or a combination thereof. In no event, however, will Options to acquire more than 100,000 shares of the Company's Common Stock be granted to any individual employee during any one calendar year.

6. Term of Options. All Options, other than Options automatically granted to members of the Outside Director Committee, terminate on the earliest of: (a) the expiration of the term specified in the Option grant document (which, in the case of ISOs, can not be more than ten years from the date of grant), (b) one year after the optionee's employment terminates due to death or disability, or three months after the optionee's termination of employment for any other reason, (c) a finding by the Committee that the optionee has breached his employment or service contract with the Company or an affiliate, or has been engaged in disloyalty to the Company or its affiliates, (d) the date, if any, set by the Board of Directors as an accelerated expiration date in the event of the liquidation or dissolution of the Company, or (e) the occurrence of any other event the Committee specifies in the Option document. Notwithstanding the foregoing, the Committee has the discretion to extend the period during which an Option may be exercised to a date no later than the option term specified in the Option document (with the consent of the optionee if such a change would convert an ISO into a non-qualified stock option). The time that an Option terminates following the termination of the optionee's service or employment may, however, be varied from the times noted above if alternative termination dates are specified in the Option document.

7. Option Exercise Price. The option exercise price for non-qualified stock options, other than Options automatically granted to members of the Outside Director Committee, will be equal to, or greater than the fair market value of the shares subject to the Option determined on the date of grant. On July 19, 1999, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $15.25.

8. Special ISO Rules for Certain Shareholders. If an ISO is granted to an optionee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, the term of the Option will not exceed five years and the option price will be at least 110% of the fair market value of the shares on the date that the Option is granted.

9. Payment. An Option holder may pay for shares in cash, certified or cashier's check, or by such mode of payment as the Committee may approve, including payment through a broker and payment in whole or in part in shares of the Company's Common Stock, based on the fair market value of such Common Stock at the time of payment.

10.Option Documents; Restriction on Transferability. All Options will be evidenced by a document containing provisions consistent with the Plan and such other provisions as the Committee deems appropriate. No Option granted under the Plan may be transferred, except by will, the laws of descent and distribution or, in the case of a non-qualified stock option, pursuant to a "qualified domestic relations order," within the meaning of the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

11.Provisions Relating to a "Change of Control" of the Company. Notwithstanding any other provision of the Plan, in the event of a "Change of Control" of the Company, all outstanding Options held by optionees who are either employees or members of the Board of Directors at the time there is a Change of Control will become automatically fully vested. In addition, the Committee may take whatever action it deems necessary or desirable with respect to outstanding Options (other than Options granted automatically to non-employee directors), including accelerating the expiration of outstanding Options.

        A "Change of Control" occurs under the Plan: (a) on the date the Company's stockholders (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement for the dissolution or liquidation of the Company, (b) on the date the Company's stockholders (or the Board of Directors, if stockholder action is not required) approve an agreement to sell or dispose of substantially all of the Company's assets,
   (c) on the date the Company's stockholders (or the Board of Directors, if stockholder action is not required) and the stockholders (or the board of directors) of another corporation have approved a definitive agreement to merge or consolidate the Company with or into the other corporation (except where the Company's stockholders immediately prior to the transaction will hold a majority of common stock of the surviving corporation and a majority of the voting power of the surviving corporation's voting securities immediately after the merger or consolidation transaction, held in the same proportion as the Company's Common Stock was held immediately prior to the transaction), (d) on the date any entity, person or group (other than the Company, any of its subsidiaries, any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, Richard H. Penske, his family members or trusts for his family members) comes to have beneficial ownership of more than fifty percent of the Company's Common Stock or comes to have control over more than fifty percent of the voting power of the Company's Common Stock, or (e) on the first day after the original effective date of the Plan when a majority of the members of the Board of Directors have been directors for less than two years (unless the nomination for election of those directors was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who were members at the beginning of the two year period).

12.Provisions Relating to Automatic Grants to Directors. Under the Plan, each member of the Outside Director Committee on each June 1 (or on the anniversary of the date the director first became a member of the Outside Director Committee, if that is a different date) is automatically granted an Option to purchase 3,000 shares of the Company's Common Stock (an "Outside Director Option"). The exercise price for the Outside Director Options is the fair market value of the underlying shares as of the date of grant. The Outside Director Options become fully exercisable on the first anniversary of the date of grant, provided the optionee continues to serve on the Board of Directors as of that date. The Outside Director Options have a ten year term, but will terminate one year following the optionee's death or disability, or three months following the termination of the optionee's service as a member of the Board of Directors for any other reason. Outside Director Options that are not exercisable when the optionee ceases to serve as a member of the Board of Director will terminate as of the date of the optionee's termination of service on the Board of Directors.

13.Amendments to Option Documents and the Plan. Subject to the provisions of the Plan, the Committee may amend an Option document (other than the Outside Director Options), subject to the consent of the Option holder if the amendment is not favorable and is not being made pursuant to provisions of the Plan relating to a "Change of Control" of the Company. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining shareholder approval within twelve months before or after such action, change the class of individuals eligible to receive an Option or increase the maximum number of shares as to which Options may be granted. In addition, provisions of the Plan relating to the Outside Director Options that determine (i) which directors will be granted Options; (ii) the number of shares subject to such Options; (iii) the option exercise price of such Options; and (iv) the timing of grants of Options may not be amended more than once every six months, other than to comport with changes in the Code or ERISA.

14.Tax Aspects of the Plan. The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to Options granted under the Plan as of the date hereof.

      Taxation of ISOs. A recipient of an ISO will not recognize regular taxable income upon either the grant or exercise of the ISO. The Option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the Option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such Option holder. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum rate of 39.6%. If the Option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.



      As a general rule, if the Option holder disposes of the shares acquired through the exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the Option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the Option holder held the shares prior to the disposition.

      The amount by which the fair market value of a share at the time of exercise exceeds the option exercise price will be included in the computation of such Option holder's "alternative minimum taxable income" in the year the Option holder exercises the ISO. Currently, the maximum alternative minimum tax rate is 28%. If an Option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The Option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income from a disposition of the shares is included in alternative minimum taxable income.

      Taxation of Non-qualified Stock Options. A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an Option holder will generally recognize ordinary income in the taxable year in which the Option holder exercises the non-qualified stock option in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such Options over the option exercise price of the Option. The Company will, subject to various limitations, be allowed a deduction in the same amount. Upon disposition of the shares subject to the Option, an Option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the Option holder's basis in the share (which ordinarily would be the fair market value of the share on the date the Option was exercised).

      Withholding. Whenever the Company would otherwise transfer a share of Company Common Stock under the terms of the Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities.

      Deductibility of Executive Compensation Under the Million Dollar Cap Provisions of the Internal Revenue Code. Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the "million dollar cap"). The IRS has also issued Treasury Regulations which provide rules for the application of the "million dollar cap" deduction limitations. Income which is treated as "performance-based compensation" under these rules will not be subject to the limitation on deductibility imposed by Code Section 162(m). In order for income which is recognized as ordinary compensation income on the exercise of a non-qualified stock option to be treated as "performance-based" compensation under these rules (i.e., not subject to the deduction limitations of the "million dollar cap"), the non-qualified stock option must be granted under a plan which complies in form with certain rules, the plan must be administered consistent with those rules, and the non-qualified stock option must meet certain requirements. The Plan and the non-qualified stock options comply in form with the applicable "performance-based compensation" rules. It is the intention of the Board of Directors to cause the Plan to be administered by "outside directors" consistent with the rules applicable to plan administration to the extent that is possible and to the extent other considerations do not cause the Board of Directors to conclude that such compliance with the administrative  rules  is not in  the  best  interests  of the  Company.  It is, therefore, anticipated that ordinary compensation income attributable to non-qualified stock options granted under the Plan, as amended, generally will be treated as "performance-based" compensation exempt from the "million dollar cap" rules unless circumstances at the time of any such grant cause the Board of Directors to determine that compliance with the applicable requirements was not in the best interests of the Company. The Board of Directors also anticipates that it will, in such event, take such steps as it deems appropriate in order to avoid any detrimental impact of the "million dollar cap."

      On April 1, April 9, June 1 and July 1, 1999, Options to acquire an aggregate of 87,598 shares of Common Stock were granted to certain employees and directors of the Company. These Options were issued from the 200,000 share increase in the number of shares authorized under the Plan, which is being presented for shareholder approval. The following table sets forth the number of such Options, which as of July 19, 1999, had been granted to: (i) each of the Named Officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers, as a group, (iv) each nominee for election as a director, (v) all employees including current officers who are not executive officers, as a group, and (vi) each person who has received five percent or more of the Options issued from the increase in the number of shares available under the Plan. As of July 19, 1999, none of such Options were issued to any associate of the directors, executive officers or nominees listed in the table.



           Piercing Pagoda, Inc. 1994 Stock Option Plan

                                                           Number
                                                             of
  Name and Principal Position                             Options
  ---------------------------                             -------
  Richard H. Penske, Chief Executive Officer..........      5,000
  John F.  Eureyecko,  President,  nominee for election
  as a director, and five percent recipient...........     10,000
  Sharon J.  Zondag,  Senior  Vice  President  -- Store
  Operations..........................................      5,000
  Barry  R.   Clauser,   Senior   Vice   President   --
  Merchandise Operations..............................      5,000
  Brandon Lehman, Treasurer...........................      2,000
  Gil Hollander, five percent recipient...............     15,398
  All current executive officers, as a group..........     27,000
  All   current   directors   who  are  not   executive
  officers, as a group................................      6,000
  All  employees,  including  all current  officers who
  are not executive officers, as a group..............     54,598

It cannot be determined to whom and in what amounts the remainder of such Options will be issued in the future.

                 THE BOARD OF DIRECTORS RECOMMENDS
                   VOTING "FOR" THE PROPOSAL TO
                  amend the company's 1994 STOCK
                 OPTION PLAN IN ORDER TO INCREASE
             THE NUMBER OF SHARES AVAILABLE THEREUNDER




                          PROPOSAL THREE

          APPROVAL OF THE COMPANY'S INDEPENDENT AUDITORS

      The Company's Board of Directors recommends that the stockholders consider and approve a proposal to select KPMG LLP, which served as the Company's independent public auditors for the last fiscal year, to serve as the Company's independent public auditors for the current fiscal year. If the stockholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection.

      A representative of KPMG LLP is expected to be present at the Meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

                 THE BOARD OF DIRECTORS RECOMMENDS
               VOTING "FOR" THE PROPOSAL TO APPROVE
                          KPMG LLP AS THE
                  COMPANY'S INDEPENDENT AUDITORS

                      EXECUTIVE COMPENSATION


Summary Compensation Table

      The following table sets forth certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during fiscal 1997, fiscal 1998 and fiscal 1999 for the Chief Executive Officer of the Company and the other executive officers of the Company whose total annual salary, bonus and other compensation for fiscal 1999 exceeded $100,000 (the "Named Officers"):

                                                               Long-Term
                                                                      Compensation
                                                                         Shares
   Name and Principal                          Annual Compensation      Underlying        All Other
        Position               Fiscal Year     Salary       Bonus        Options         Compensation

   Richard H. Penske......        1999       $ 277,500        -0-          -0-              $46,618(1)
        Chief Executive           1998         199,235  $ 100,000         25,000             51,396(1)
        Officer                   1997         181,491     90,000          -0-               50,323(1)

   John F. Eureyecko......        1999       $ 285,534   $ 130,000         -0-              $ 2,082(2)
        President                 1998         222,057    105,000         25,000              7,255(2)
                                  1997         180,498     88,000         50,000              5,139(2)

   Sharon J. Zondag.......        1999       $ 148,586     $55,000         -0-              $ 3,744(2)
        Senior Vice               1998         128,050     45,000         15,000              5,405(2)
        President--               1997         113,243     35,000         10,000              4,070(2)
        Store Operations

   Barry R. Clauser.......        1999       $ 148,470     $50,000         -0-              $ 3,622(2)
        Senior Vice               1998         128,495     38,000         15,000              5,247(2)
        President--               1997         113,158     30,000         10,000              3,907(2)
        Merchandise
        Operations

   Brandon R. Lehman......        1999         $89,397     $20,000         -0-              $ 2,558(2)
        Treasurer                 1998          81,695     15,500          -0-                3,249(2)
                                  1997          75,644     14,000         4,000               2,136(2)

----------


(1)The compensation reported represents: (i) the Company's contributions and matching payments under the Company's Retirement and Savings Plan in the aggregate amounts of $2,244 in fiscal 1999, $6,601 in fiscal 1998, and $5,013 in fiscal 1997; (ii) the premiums on a life insurance policy on the life on Mr. Penske, of which Mr. Penske's wife is the sole beneficiary, which were $3,959 in fiscal 1999, $3,409 in fiscal 1998, and $3,119 in fiscal 1997; and
   (iii) the amount, on a term loan approach, of the benefit of the whole-life portion of the premiums for a split dollar life insurance policy paid by the Company projected on an actuarial basis, which amount was $40,415 in fiscal 1999, $41,386 in fiscal 1998, and $42,191 in fiscal 1997.

(2)The compensation reported represents the Company's contribution and matching payments under the Company's Retirement and Savings Plan.

Stock Option Exercises and Holdings


   No stock option grants were made to any of the Named Officers in fiscal 1999.


   The following table provides information related to options exercised during fiscal 1999 by each of the Named Officers and the number and value of options held at March 31, 1999 by such individuals:


                         Aggregated Option Exercises in Fiscal 1999 and Option Values at March 31, 1999


                                                           Number of Shares
                                                        Underlying Unexercised            Value of Unexercised
                              Shares                          Options at                 In-the-Money Options at
                             Acquired      Value            March 31, 1999                   March 31, 1999
Named Officer              on Exercise   Realized      Exercisable   Unexercisable      Exercisable   Unexercisable
Richard H. Penske...            --           --          7,500           30,000          --              --
John F. Eureyecko....           --           --         90,000           59,998        $135,281          --
Sharon J. Zondag......          --           --         50,999           24,001         135,281          --
Barry R. Clauser......          --           --         50,999           24,001         135,281          --
Brandon R. Lehman...            --           --         15,600           2,400           43,290          --


Report of the Compensation Committee


      The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Company's compensation policies are structured to enable the Company to attract, retain and motivate highly qualified executive officers to contribute to the Company's goals and objectives and its overall financial success. In determining executive compensation, the Compensation Committee reviews and evaluates information supplied by management and bases decisions both on the Company's performance and on the individual's contribution and performance. The compensation of executive officers includes salary and incentive compensation. The Chief Executive Officer's compensation for fiscal 1999 was based on the same guidelines set forth in this report for executive officers in general.



 Salary

      The Compensation Committee reviews the salary of each executive officer in relation to the salary paid to him or her in the previous year and with regard to general industry conditions or trends. The salaries are set at levels intended to reward achievement of individual and company goals and to motivate and retain highly qualified executives whom the Compensation Committee believe are important to the continued success of the Company. While the Compensation Committee's decisions are largely subjective rather than based on formulas, the Compensation Committee does consider various measures of the financial condition of the Company in absolute terms and in relation to internal performance goals.



 Incentive Compensation

      The Compensation Committee believes that incorporating annual incentive compensation into the total compensation of executive officers encourages the executives to have the common goal of achieving the Company's economic and strategic objectives. As with salary considerations, the Compensation Committee bases its decisions regarding incentive compensation, which may take the form of cash bonuses, grants of stock options or grants of restricted stock, on both corporate and individual performance. Decisions are made on a subjective basis and are not based on formulas.



 Summary

     As described above, the Compensation Committee believes that its policies and actions have motivated and rewarded, and will continue to motivate and reward, the executive officers who contribute to the Company's financial performance and increase the Company's value to stockholders.


                 COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                Alan R. Hoefer and  Mark A. Randol

                      Stock Performance Graph


      The following graph compares the percentage change in the cumulative total stockholder return on the Common Stock from the commencement of public trading of the Common Stock on October 13, 1994 through March 31, 1999, and the cumulative total return on the S & P 500 Index and the Dow Jones Specialty Retail Index during such period. The comparison assumes $100 was invested on October 13, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends.


                       Piercing       S&P 500      Dow Jones
                      Pagoda, Inc.              Specialty Retail

10/13/1994               $100           $100          $100
12/30/1994                $97           $100           $96
3/31/1995                 $77           $110           $93
6/30/1995                 $97           $120           $98
9/29/1995                $127           $130          $104
12/29/1995               $164           $138          $100
3/29/1996                $139           $145          $111
6/28/1996                $168           $151          $120
9/30/1996                $202           $156          $123
12/31/1996               $220           $169          $114
3/31/1997                $230           $174          $112
6/30/1997                $228           $204          $132
9/30/1997                $289           $219          $145
12/31/1997               $261           $226          $146
3/31/1998                $284           $257          $172
6/30/1998                $330           $266          $194
9/30/1998                $157           $239          $127
12/31/1998               $132           $290          $180
3/31/1999                $122           $304          $223




                          STOCKHOLDER PROPOSALS


      Stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at the address appearing on the first page of this proxy statement by April 4, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

      A stockholder of the Company may wish to have a proposal presented at the 2000 Annual Meeting of Stockholders, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by the Company at the address appearing on the first page of this proxy statement by a date falling between June 18, 2000 and July 18, 2000, inclusive, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

SOLICITATION OF PROXIES

      The enclosed form of proxy is being solicited on behalf of the Company's Board of Directors. The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

      In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.





                    ANNUAL REPORT ON FORM 10-K

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                              Piercing Pagoda, Inc.
           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned stockholder of Piercing Pagoda, Inc. (the "Company") hereby appoints Richard H. Penske and John F. Eureyecko, and each of them acting individually, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn, Gateway Conference Center, Routes 22 & 512, Bethlehem Pennsylvania, On September 15, 1999 at 10:00 a.m., and at any adjournment or postponement thereof, provided that said proxies are authorized and directed to vote as indicated with respect to the matters set forth on the opposite side of this Proxy.

     UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE NOMINEES OF THE BOARD OF DIRECTORS IN THE ELECTION OF ONE DIRECTOR WHOSE TERM OF OFFICE WILL EXTEND UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS SUCCESSOR is DULY ELECTED AND QUALIFIED, "FOR" THE APPROVAL OF THE AMENDMENT OF THE COMPANY'S 1994 STOCK OPTION PLAN IN ORDER TO INCREASE THE NUMBER OF SHARES AVAILABLE
THEREUNDER AND "FOR" THE APPROVAL OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR ENDING MARCH 31, 2000. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

                     (Please sign and date on reverse side)

1. Election of Directors.

        John F. Eureyecko                   FOR       AGAINST    WITHHOLD
                                           /---/       /---/      /---/

2. Approval of the amendment of the
   Company's 1994 Stock Option Plan
   in order to increase the number
   of shares available thereunder.          FOR       AGAINST    WITHHOLD
                                           /---/      /---/      /---/

3. Ratification of the appointment  of
   KPMG LLP as the Company's independent
   public auditors.                          FOR       AGAINST    WITHHOLD
                                           /---/      /---/      /---/

     The undersigned hereby acknowledges receipt of Notice of Annual Meeting, Proxy Statement and Annual Report.

     PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature(s)______________________________________Dated:________________, 1999

     NOTE: Please sign this proxy exactly as name(s) appears in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your titles as such and, if the signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.